ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

*090301*

# Certificate of Change Pursuant to NRS 78.209

| Filed in the office of | Document Number |
|---|---|
| | 20110511912-13 |
| Ross Miller | Filing Date and Time |
| Secretary of State | 07/12/2011 11:40 AM |
| State of Nevada | Entity Number |
| | E0107802010-0 |

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Change filed Pursuant to NRS 78.209
## For Nevada Profit Corporations

1. Name of corporation:

LJM Energy Corp.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

Common Stock: 100,000,000 Par Value: $0.001
Preferred Stock: 5,000,000 Par Value: $0.001

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

Common Stock: 3,000,000,000 Par Value: $0.001
Preferred Stock: 5,000,000 Par Value: $0.001

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

30

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

7. Effective date of filing: (optional) July 14, 2011

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X

Signature of Officer

President

Title

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*

Nevada Secretary of State Stock Split
Revised: 3-6-09